Exhibit 99.1

Press Release

Media Contact:	Nancy Welsh
319.295.2123
nkwelsh@rockwellcollins.com
Investor Contact:	Dan Crookshank
319.295.7575
investorrelations@rockwellcollins.com

Rockwell Collins’ first quarter fiscal year 2006 earnings per share increase 18% to 59 cents and sales improve 15% to $881 million

•	Fiscal year 2006 projected earnings per share range increased by 10 cents to $2.55 to $2.65

•	Fiscal year 2006 projected cash flow from operations increased by $100 million to approximately $600 million

CEDAR RAPIDS, Iowa (January 26, 2006) – Rockwell Collins, Inc. (NYSE: COL) today reported net income for the first quarter of fiscal year 2006 ended December 31, 2005 of $104 million, a 16% increase over fiscal year 2005 first quarter net income of $90 million. Earnings per share improved 18% to 59 cents compared to 50 cents for the same period last year. Earnings per share growth exceeded the growth in net income due to the favorable effect of the company’s accelerated share repurchase agreements executed by the company in August 2005. Total segment operating margins for the first quarter improved to 19.4% compared to 18.6% last year.

First quarter sales were $881 million, an increase of $118 million, or 15%, from the $763 million reported last year. Organic revenue growth was 12%, with incremental sales from the TELDIX business, acquired in March 2005, contributing $23 million, or 3 percentage points, of the total revenue growth. First quarter cash provided by operating activities totaled $57 million, better than the $52 million reported for the same period a year ago, despite higher income tax and employee incentive compensation payments in the current year first quarter.

“Rockwell Collins’ 2006 fiscal year is off to an excellent start,” said Chairman, President and Chief Executive Officer Clay Jones. “Our diverse portfolio of systems, products and services, as well as our strong positions in faster growing segments of the markets we serve, helped contribute to our ninth consecutive quarter of double-digit revenue growth.”

Commenting on the company’s profitability growth in the first quarter, Jones continued, “Our ability to improve productivity and the benefits of our shared service infrastructure continue to be catalysts for expanding segment operating margins. This quarter’s strong increase in net income was achieved despite incurring higher research and development costs, expensing stock-based compensation for the first time, absorbing a higher effective income tax rate, and realizing higher pension expense; further demonstrating our commitment to management efficiency and creation of shareowner value.”

Current year first quarter net income and earnings per share include $4 million ($3 million after tax) of stock-based compensation costs related to the company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, on October 1, 2005, and $3 million of higher income tax expense, as federal legislation extending tax credits for qualified research and development expenditures incurred beyond December 31, 2005 has not been enacted. In addition, the impact on fiscal year 2006 first quarter net income and earnings per share from increased defined benefit pension plan expense was offset by lower employee incentive compensation costs.

With respect to the company’s outlook for the full fiscal year, Jones concluded, “Our first quarter results were fueled by better profitability and cash flow performance than we previously expected. Considering this, the strength of our market positions, and our ability to maintain these operating and working capital efficiency levels, we have increased our full year guidance for earnings per share by 10 cents and operating cash flow by $100 million.”

Following is a discussion of sales and earnings for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and display products as well as integrated system solutions and services for airborne, ground and shipboard applications to the U.S. Department of Defense, foreign Ministries of Defense, and manufacturers of military platforms, achieved first quarter sales of $473 million, an increase of $83 million, or 21%, compared to the $390 million reported for the same period last year. TELDIX sales contributed $23 million, or 6 percentage points of the revenue growth, and organic revenues grew 15%.

Sales of defense electronics systems and products increased $76 million, or 29%, to $342 million due to the incremental TELDIX revenues and higher revenues related to ground force and airborne navigation products, electronics systems upgrade programs for various fixed and rotary-wing military aircraft, and helmet mounted and fixed-wing aircraft display programs. Defense communications sales increased $7 million, or 6%, to $131 million as higher revenues from advanced communications and data link development programs more than offset lower Joint Tactical Radio System development program revenues.

Government Systems’ first quarter operating earnings increased 33% to $93 million, or an operating margin of 19.7%, compared to operating earnings of $70 million, or an operating margin of 17.9%, for the same period last year. The higher operating earnings and operating margin were attributable to the leverage provided by the combination of the higher sales and operational efficiencies gained from enhanced engineering resource utilization, as well as Government Systems incurring lower operating expenses as a percent of sales. These improvements more than offset the impact of lower margin TELDIX revenues.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines and operators of business aircraft worldwide, achieved first quarter sales of $408 million, an increase of $35 million, or 9%, compared to sales of $373 million reported for the same period last year.

Sales to airlines and aircraft original equipment manufacturers (OEMs) increased $47 million, or 30%, to $202 million. Significantly higher revenues resulting from accelerating air transport and business aircraft production rates and related share gains more than offset the impact of lower regional jet OEM revenues due to reduced production rates. Commercial Systems’ aftermarket revenues dropped $12 million, or 6%, to $206 million. A sharp decline in regulatory mandate program revenues as well as lower in-flight entertainment retrofit revenues more than offset a 7% increase in other core aftermarket activities. The air transport aviation electronics and business and regional aviation electronics product portfolios contributed nearly equally to the rate of Commercial Systems’ total revenue growth.

Commercial Systems’ first quarter operating earnings increased 8% to $78 million, or an operating margin of 19.1%, compared to operating earnings of $72 million, or an operating margin of 19.3%, for the same period a year ago. The higher operating earnings and comparable operating margins were due to the increased operating leverage provided by the higher sales volume and Commercial Systems holding operating expenses essentially flat, partially offset by higher research and development costs and the decline in higher margin regulatory mandate revenues.

Corporate

During the first quarter of fiscal year 2006, the company repurchased 0.9 million shares of common stock for $33 million, of which 0.2 million shares were acquired pursuant to the final settlement provisions of accelerated share repurchase agreements using no additional cash.

Fiscal Year 2006 Outlook

Based on the first quarter’s stronger than anticipated profitability growth, most notably in Government Systems, and better than expected cash flow performance, as well as management’s current assessment that these levels of efficiency will be maintained for the remainder of the fiscal year, the company has raised its projections for earnings per share, cash flow from operations, and Government Systems segment operating margins as follows:

•	Earnings per share are now expected to be in the range of $2.55 to $2.65, a 10 cent increase over the company’s previous earnings per share guidance range.

•	Projected cash flow from operating activities has been increased by $100 million, and is now expected to approximate $600 million.

•	Government Systems’ full year segment operating margin is projected to approximate 19%, at the high end of its previously projected range of 18% to 19%.

The new guidance assumes a full year effective income tax rate of approximately 30% and is dependent upon legislative action to retroactively extend the availability of research and development tax credits for at least the remainder of the 2006 fiscal year.

A summary of these and other elements of the company’s current fiscal year 2006 financial guidance are summarized below.

• Total sales	$3.8 Billion to $3.9 Billion

• Segment sales growth:(1)

• Government Systems(2)	14% - 16%

• Commercial Systems	7% - 9%

• Segment operating margins:(3)

• Government Systems	Approx 19%

• Commercial Systems	19% -20%

• Earnings per share	$2.55 -$2.65

• Cash flow from operating activities	Approx $600 Million

• Research & development costs	Approx $690 Million

• Capital expenditures	Approx $140 Million

(1)	Projected growth rate over prior fiscal year actual segment sales.
(2)	Includes 2 to 3 percentage points of growth from incremental TELDIX revenues.
(3)	Segment operating margins exclude the impact of stock-based compensation expense.

Business Highlights:

•	DARPA, AFRL and Rockwell Collins successfully demonstrated TTNT: The Defense Advanced Research Projects Agency (DARPA), Air Force Research Laboratory (AFRL) and Rockwell Collins successfully demonstrated Tactical Targeting Network Technology (TTNT) in operational tactical aircraft. TTNT, a high throughput, low-latency solution for addressing the sensor to shooter link and providing other real-time information, is an Internet Protocol (IP) based, high-speed, dynamic ad hoc network designed to enable the U.S. military to quickly target moving and time-critical targets. To date, the company has been awarded $55 million for Phase 3/Phase T (Transition) of the program to mature the technology, demonstrate it on operationally relevant aircraft in a Multifunctional Information Distribution System (MIDS) form factor, perform software development to make the TTNT waveform Software Communications Architecture (SCA) compliant, and perform hardware development tasks to facilitate the transition of TTNT into the Joint Tactical Radio System.

•	Rockwell Collins and Honeywell have established a joint venture to offer integrated guided weapons technologies: Through a newly formed 50/50 joint venture called Integrated Guidance Systems LLC, Rockwell Collins and Honeywell will offer customers a new series of integrated precision guidance solutions for precision guided weapons. The new guidance offerings will be made possible through the combination of Rockwell Collins’ military Global Positioning System (GPS) receiver technology and Honeywell’s Micro Electronic Mechanical Systems Inertial Measurement Units and navigation processing technologies. By using an advanced coupling process called Deep Integration, the joint venture will develop weapons guidance and navigation solutions that will enable customers to meet new and emerging enhanced performance requirements by reducing hardware content and providing increased reliability in GPS jammed or denied environments.

•	Rockwell Collins reached delivery milestones on DAGR and C/KC-135 GATM programs: Rockwell Collins delivered the 40,000th Defense Advanced Global Positioning System Receiver (DAGR) and the 100th C/KC-135 Global Air Traffic Management (GATM) modified aircraft.

•	The DAGR, primarily used by the U.S. Army, is considered the handheld standard for GPS position and navigation. The receiver provides precise timing to synchronize tactical radios for the U.S. Army’s digital battlespace and includes a graphical user interface that greatly enhances soldier effectiveness and safety. Additionally, the DAGR incorporates anti-jam improvement for enhanced protection and is the first U.S. program to include the next generation security device, Selective Availability Anti-Spoofing Module (SAASM), for handheld GPS receivers. The company was selected for full-rate production of the DAGR in October 2003.

•	As the prime avionics systems integrator for the U.S. Air Force C/KC-135 GATM program, Rockwell Collins is providing technology that allows military aircraft to operate in an ever changing commercial airspace environment by meeting worldwide Communication/Navigation/Surveillance and Air Traffic Management mandates. The program, initially awarded to the company in 1999, remains on schedule and on budget and has been touted as a model program by the U.S. Air Force. If options for all 417 aircraft are executed, the estimated total value of the program will be approximately $780 million.

•	NetJets selected Rockwell Collins to provide eFlight information management solution: NetJets and Rockwell Collins signed a letter of intent to enter into a 10-year contract for the implementation of a fleet-wide eFlightTM information management solution. A final agreement is expected to be signed during the fiscal second quarter of 2006. The specific eFlight solution calls for each NetJets aircraft to be equipped with dual Class 2 Electronic Flight Bag (EFB) functionality and be integrated with Rockwell Collins’ eFlight ground and onboard software; enabling seamless electronic database distribution and loading for the aircraft’s Flight Management System and Integrated Flight Information System, electronic document distribution, and viewing of manuals and charts. By enabling the connection of its aircraft, ground assets and systems, the eFlight solution will provide NetJets with greater operational efficiency, accurate and up to date information, and lower costs of operation.

•	Rockwell Collins’ Pro Line 21 selected for new aircraft production and retrofit programs: Rockwell Collins’ Pro Line 21 integrated avionics system was selected by Bombardier for inclusion on its new Learjet 60XR and Challenger 605 business jets, by Cessna for the flight deck of its new Encore+ business jet, and by the U.S. Government for the upgrade of six Beech King Air 300 special use aircraft (with an option for 12 additional aircraft). In each installation, the fully-integrated system will include the company’s Integrated Flight Information System, which provides enhanced safety, pilot efficiency and situational awareness by enabling electronic charts, graphical weather and enhanced map overlays. The first installation of the Pro Line 21 avionics system into the Beech King Air 300 aircraft is currently underway while the system will be available on the new Bombardier and Cessna aircraft beginning in 2007.

•	IndiGo selected Rockwell Collins avionics and service for fleet of up to 100 aircraft: IndiGo, a new low cost carrier based in New Delhi, India, selected Rockwell Collins to provide avionics for its fleet of Airbus A320 aircraft with deliveries beginning in 2006. In addition, the airline signed a 12-year contract for the company’s Dispatch PlusSM maintenance program. The avionics package selected includes communications and navigation equipment as well as the company’s fully automatic WXR-2100 MultiScan Weather Radar. By providing optimal weather detection from the nose of the aircraft to 320 nautical miles, the MultiScan Weather Radar reduces pilot workload and enhances safety and passenger comfort by reducing unexpected turbulence encounters. The Dispatch Plus maintenance program will provide IndiGo with the ability to accurately manage its available seat mile cost by providing asset inventory and component repairs, including Rockwell Collins’ reliability service bulletins, in a manageable rate per hour in one consolidated monthly invoice.

•	Rockwell Collins awarded service and support contracts by Air China and Saab Aircraft: Air China signed an exclusive three-year firm fixed labor repair agreement with Collins Aviation Maintenance Services Shanghai Limited (CAMSS), a joint venture between Rockwell Collins and China Eastern Airlines. Under the terms of the agreement, CAMSS will provide maintenance, repair and overhaul services for avionics and in-flight entertainment equipment. Air China, the national airline, will be channeling work from all the airlines under its umbrella via this agreement. In addition, Saab Aircraft renewed its contract with Rockwell Collins for the support and maintenance of avionics onboard Saab 340 and Saab 2000 aircraft enrolled in the Saab Aircraft’s Parts Exchange Program. The 5-year, price-per-flight-hour contract extends through 2010 and encompasses Saab Aircraft AB in Sweden, and Saab’s U.S. based customer support organization, Saab Aircraft of America LLC.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 10:00 a.m. Eastern Time on January 26, 2006. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through February 24, 2006.

Rockwell Collins is a worldwide leader in the design, production, and support of communication and aviation electronics for commercial and government customers. The company’s 17,000 employees in 27 countries deliver industry-leading communication, navigation, surveillance, display, flight control, in-flight entertainment, information management, and maintenance, training and simulation solutions. Additional information is available at www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy, the continued recovery of the commercial aerospace industry and the continued support for military transformation and modernization programs; the potential adverse impact of oil prices on the commercial aerospace industry; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of new and existing products and services; reliability of and customer satisfaction with our products and services; potential cancellation or termination of contracts, delay of orders or changes in procurement practices or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant and prolonged disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; favorable outcomes of certain program restructuring, customer procurements, and congressional approvals; our ability to develop contract compliant systems and products and satisfy our contractual commitments; risk of asset impairments and government claims related to our pension plan freeze; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

ROCKWELL COLLINS, INC.

SEGMENT SALES AND EARNINGS INFORMATION

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31
	2005	2004
Sales
Government Systems	$473	$390
Commercial Systems	408	373

Total sales	$881	$763

Segment operating earnings
Government Systems	$93	$70
Commercial Systems	78	72

Total segment operating earnings	171	142

Interest expense	(3)	(3)
Earnings from corporate-level equity affiliate	1	1
Stock-based compensation	(4)	—
General corporate, net	(12)	(11)

Income before income taxes	153	129

Income tax provision	(49)	(39)

Net income	$104	$90

Diluted earnings per share	$0.59	$0.50

Average diluted shares outstanding	175.5	180.2

The following table summarizes total sales by product category and Commercial Systems’ sales by type of product or service for the three months ended December 31, 2005 and 2004 (unaudited, in millions):

	Three Months Ended December 31
	2005	2004
Defense electronics	$342	$266
Defense communications	131	124
Air transport aviation electronics	222	202
Business and regional aviation electronics	186	171

Total sales	$881	$763

Aftermarket	$206	$218
Original equipment	202	155

Total Commercial Systems sales	$408	$373

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	December 31, 2005	September 30, 2005
Assets
Cash and cash equivalents	$133	$145
Receivables	690	736
Inventories	687	678
Current deferred income taxes	178	178
Other current assets	49	43

Total current assets	1,737	1,780

Property	474	473
Goodwill and intangible assets	567	571
Other assets	327	324

Total assets	$3,105	$3,148

Liabilities and shareowners’ equity
Accounts payable	$223	$283
Compensation and benefits	193	272
Income taxes payable	43	48
Product warranty costs	178	172
Advance payments from customers	208	194
Other current liabilities	210	215

Total current liabilities	1,055	1,184

Long-term debt	199	200
Retirement benefits	764	758
Other liabilities	70	67

Shareowners’ equity	1,017	939

Total liabilities and shareowners’ equity	$3,105	$3,148

Certain prior year amounts have been reclassified to conform to the current year presentation.

ROCKWELL COLLINS, INC.

CONDENSED CASH FLOW INFORMATION

(Unaudited)

(in millions)

	Three Months Ended December 31
	2005	2004
Operating Activities:
Net income	$104	$90
Adjustments to arrive at cash provided by operating activities:
Depreciation	20	21
Amortization of intangible assets	4	4
Stock-based compensation	4	—
Compensation and benefits paid in common stock	11	22
Other income tax benefits, net	1	7
Pension plan contributions	(2)	(2)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	45	(10)
Inventories	(11)	15
Accounts payable	(48)	(40)
Compensation and benefits	(79)	(50)
Other assets and liabilities	8	(5)

Cash Provided by Operating Activities	57	52

Investing Activities:
Property additions	(30)	(21)
Acquisition of intangible assets	—	(7)
Proceeds from disposition of property	—	2

Cash Used for Investing Activities	(30)	(26)

Financing Activities:
Purchases of treasury stock	(33)	(27)
Cash dividends	(21)	(21)
Proceeds from exercise of stock options	12	23
Excess tax benefit from stock-based compensation	4	—

Cash Used for Financing Activities	(38)	(25)

Effect of exchange rate changes on cash and cash equivalents	(1)	(5)

Net Change in Cash and Cash Equivalents	(12)	(4)
Cash and Cash Equivalents at Beginning of Period	145	196

Cash and Cash Equivalents at End of Period	$133	$192

Certain prior year amounts have been reclassified to conform to the current year presentation.

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